PARADYME FUND A II, LLC

SERIES DESIGNATION OF

PARADYME FUND A II, LLC – SERIES I BARN CAVE

 In accordance with the Series Limited Liability Company Agreement of Paradyme Fund A II, LLC (the “Company”) dated September 27, 2023 (the “Agreement”) and upon the execution of this designation by the Company and Paradyme Asset Management II, LLC, a Tennessee limited liability company, in its capacity as Managing Member of the Company and Initial Member of Paradyme Fund A II, LLC – Series I Barn Cave, a series of Paradyme Fund A II, LLC (“Series I Barn Cave”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Paradyme Fund A II, LLC – Series I Barn Cave, a series of Paradyme Fund A II, LLC

Effective date	September 27, 2023.
Managing Member

Paradyme Asset Management II, LLC was appointed as the Managing Member of Series I Barn Cave with effect from the date of the Agreement and shall continue to act as the Managing Member of Series I Barn Cave until dissolution of Series I Barn Cave pursuant to Section 11.1(b) or its removal and replacement pursuant to the Agreement.

Initial Member	Paradyme Asset Management II, LLC, a Tennessee limited liability company.

Series Asset

The Series Assets of Series I Barn Cave shall comprise of that certain real property and improvements thereon located at 40 Retail Centre and U.S. Highway 95, Lake Havasu City, Arizona, which will be acquired by Series I Barn Cave upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series I Barn Cave from time to time, as determined by the Managing Member in its sole discretion.

Organization and Due Diligence Fee

The Managing Member or its designated Affiliate may receive an Organization and Due Diligence Fee for its efforts in organizing and conducting due diligence to make this Series I Barn Cave investment opportunity available. The fee for this Series shall be a flat fee of two hundred forty-six thousand dollars ($246,000.00). The fee is payable once the Series I Barn Cave breaks impounds and uses Capital Contributions provided to it by the Series Members.

Capital Management Fee

On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Class A Interests in Series I Barn Cave, Series I Barn Cave shall pay the Managing Member or its designated Affiliate a Capital Management Fee, payable quarterly in arrears, an amount equal to one-half percent (0.50%) (2% annualized) of the deployed Capital Contributions of the Series used for the acquisition, improvement, maintenance, or operation of a Series asset as of the last day of the immediately preceding quarter.

Developer Fee

The Managing Member or its designated Affiliate will receive a Developer Fee of up to seven percent (7%) of the hard costs in connection with services related to the development or capital improvements of the Series’ assets payable in a frequency determined by the Managing Member as hard cost funds are expended.

Property Management Fee

The Managing Member or its designated Affiliate will receive a Property Management Fee commensurate with market rates for each real property asset held by the Series for which it provides property management services. The Managing Member may elect to hire a third-party to provide property management services for any Series Asset.

Purpose	As stated in Section 2.4.

Issuance

The Company may issue as many Series I Barn Cave Class A and Class B Interests as necessary to fulfill its business purpose, as determined by the Managing Member. Each Interest shall be designated as described below in “Interest Designation.”

Interest Designation

Interests in Series I Barn Cave shall each be represented by series units (“Units”). Interests shall be divided among Class A and Class B Units.

Class A Units. Class A Units may be issued to Persons purchasing such Units in the Company. The Company is authorized to issue as many Class A Units as necessary to fully fund its business purpose, as determined by the Managing Member, in its sole discretion. Members holding Class A Units shall comprise seventy percent (70%) of the Interests in Series I Barn Cave and shall have the rights and responsibilities as outlined in this Series Designation and the Company Agreement.

Class B Units. Class B Units are reserved for the Managing Member, its affiliates, business partners, services providers, and other Persons in the sole discretion of the Managing Member. The Company is authorized to issue as many Class B Units as the Managing Member determines is necessary, in its sole discretion. Members holding Class B Units shall comprise thirty percent (30%) of the of the Interests in Series I Barn Cave and shall have the rights and responsibilities as outlined in this Series Designation and the Agreement.

Distributions

Any Free Cash Flows of each Series after (i) repayment of any amounts outstanding under Operating Expenses Reimbursement Obligations including any accrued interest as there may be and (ii) the creation of such reserves as the Managing Member deems necessary, in its sole discretion, to meet future Operating Expenses including the further development of and reinvestment in the Series Assets, shall be applied and distributed as follows:

Free Cash Flows from operational cash flow will be distributed as follows:

•First, the Class A Members shall ratably receive a cumulative, non-compounding preferred return of eight percent (8%) per annum, calculated on their unreturned Capital Contributions.

•Thereafter, Free Cash Flows will be distributed seventy percent (70%) to the Class A Members, and thirty percent (30%) to the Class B Members, ratably apportioned to each Member based upon the number of Units held by the Member out the total issued and outstanding Units for the class, respectively.

Free Cash Flows from capital transactions (sale or refinance of the Series Asset) or from dissolution and liquidation of the Company will be distributed as follows:

•First, Class A Members shall ratably receive any accrued but unpaid preferred return.

•Second, the Class A Members shall ratably receive all Free Cash Flows, until they have been returned all of their unreturned Capital Contributions.

Thereafter, Free Cash Flows will be distributed seventy percent (70%) to the Class A Members, and thirty percent (30%) to the Class B Members, ratably apportioned to each Member based upon the number of Units held by the Member out the total issued and outstanding Units for the class, respectively.

Voting

Record holders holding Class A Units (“Class A Record Holders”) shall collectively hold seventy percent (70%) of the voting rights of Series I Barn Cave, and Record holders holding Class B Units (“Class B Record Holders”) shall collectively hold the remaining thirty percent (30%). The voting power of each Record Holder shall be calculated as follows: (1) a Class A Record Holder’s voting rights for any Class A Units held shall be calculated by dividing the Record Holder’s total Class A Units by all issued and outstanding Class A Units of the series and multiplying that number by 0.70, expressed as a percentage and (2) a Class B Record Holder’s voting rights for any Class B Units held shall be calculated by dividing the Record Holder’s Class B Units by all Class B Units issued and outstanding held by Record Holders and multiplying that number by 0.30, expressed as a percentage.

Subject to Section 3.5, the Series I Barn Cave Interests shall entitle the Record Holders thereof vote on any and all matters submitted to the consent or approval of Record Holders generally. No separate vote or consent of the Record Holders of Series I Barn Cave Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the Series I Barn Cave Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the Series I Barn Cave Interests;

(b) mergers, consolidations or conversions of Series I Barn Cave or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series I Barn Cave Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series I Barn Cave Interests shall not be required for any of the other matters specified under Section 12.1

Other rights

Holders of Series I Barn Cave Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series I Barn Cave Interests, other than already described herein.

Officers	Michael Reveley has been appointed as the Chief Executive Officer of Series I Barn Cave. The Managing Member may appoint Officers of Series I Barn Cave from time to time, in its sole discretion.

Aggregate Ownership Limit	The Aggregate Ownership Limit

Minimum Interests	One (1) Interest per Member

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IN WITNESS WHEREOF, this Series Designation has been executed as of the effective date written above.

MANAGING MEMBER:
PARADYME ASSET MANAGEMENT II, LLC

By:	/s/ Ryan Garland
Ryan Garland
Manager

COMPANY:
PARADYME FUND A II, LLC

By:	Paradyme Asset Management II, LLC, its Managing Member

By:	/s/ Ryan Garland
Ryan Garland
Manager